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                            VILLAGE OF VERNON HILLS
                              ORDINANCE NO. 96-58
                                           ------
                          AN ORDINANCE GRANTING A NEW
                        CABLE COMMUNICATION FRANCHISE TO
                            CABLE TV FUND 15-A, LTD.


     WHEREAS, on July 15, 1980, the Vernon Hills Board of Trustees adopted Vernon Hills Ordinance No. 335 granting a 15-year, non-exclusive franchise to Centel Communications Company ("Centel") to construct, install, maintain and operate a community antenna television system in the Village of Vernon Hills; and

     WHEREAS, on September 26, 1989, the Board of Trustees adopted Vernon Hills Resolution approving the transfer of the franchise granted pursuant to Ordinance No. 335 from Centel to Cable TV Fund 15-A, Ltd. (d/b/a "Jones Intercable"); and

     WHEREAS, the franchise granted pursuant to Ordinance No. 335 was due to expire on July 16, 1996; and

     WHEREAS, the Village extended the term of Jones Intercable's franchise to September 30, 1996; and

     WHEREAS, Jones Intercable has requested that the Village renew the existing franchise; and

     WHEREAS, as part of the renewal process, the Village and Jones lntercable have jointly developed, agreed to, and accepted a new franchise agreement, the terms, conditions, and provisions of which are set forth in this Ordinance and in the exhibits attached hereto; and

     WHEREAS, pursuant to the Federal Cable Communications Policy Act of 1984, as amended, 47 U.S.C. (S)(S) 521 et seq. (the "Cable Act") and Section 11-42-11 of the Illinois

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Municipal Code, 65 ILCS 5/11-42-11, the President and Board of Trustees are
authorized to license, franchise, and impose charges in connection with the business of operating a cable communication system within the Village; and

     WHEREAS, the Mayor and Board of Trustees believe that it is appropriate and necessary to enact this Ordinance comprehensively amending and superseding Ordinance No. 335:

     NOW, THEREFORE, BE IT ORDAINED by the President and Board of Trustees of the Village of Vernon Hills, Lake County and State of Illinois, as follows:

Section 1. Recitals. The foregoing recitals are incorporated herein as findings
-------------------
of the President and Board of Trustees.

Section 2. Short Title. This Ordinance shall be known and referred to as the
----------------------
Vernon Hills Cable Communication Ordinance.

Section 3. New Cable Franchise. Vernon Hills Ordinance No. 335, including all
------------------------------
amendments thereto, shall be, and it is hereby, comprehensively amended, replaced, and superseded by this Ordinance to establish and create a new Vernon Hills Cable Communication Franchise as follows:

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                            VILLAGE OF VERNON HILLS
                         CABLE COMMUNICATION FRANCHISE

PART 1: PURPOSES AND POLICIES

1-1: Purposes and Policies. The purposes and policies of this Franchise are to:

A. Provide assurance that cable television and communication systems are responsive to the needs and interests of the Village and its residents; and

B. Grant to Jones Intercable a franchise to permit the use of Village streets and other public ways for a cable communication system, but only to the extent and only in the manner provided in this Franchise; and

C. Provide for the regulation by the Village of the erection, construction, reconstruction, installation, operation, maintenance, dismantling, testing, repair, and use of the cable communication system or cable system authorized pursuant to this Franchise, in, upon, along, across, above, over, or under, or in any other manner connected with, the streets and other public ways in the Village; and

D. Provide for the payment by Jones Intercable of fees and other valuable consideration to the Village (1) in exchange for the privilege of having been granted the Franchise and the use permitted herein of Village streets and other public ways; and (2) to compensate the Village for the costs associated with such use and with the regulation and administration of the Franchise; and

E. Provide for the development of a cable communication system as a means to improve communications between and among, and to otherwise serve the present and future needs of, the government, the citizens, the private and public institutions and organizations, and the commercial enterprises of the Village and surrounding communities; and

F. Provide for remedies and prescribe penalties for violations of this Franchise.

                    PART II: DEFINITIONS AND INTERPRETATION

2-1:  Definitions.

A. The following terms, phrases, words, and their derivations shall have the meanings hereafter ascribed to them.

1.    "Activation" of a Cable system or a Cable Communication System shall be
      ------------
      deemed to occur, unless otherwise provided herein, on the first date that trunk and feeder cable have been installed and constructed so as to be available to serve any potential

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      Subscriber at levels of equipment and service standards in compliance with the provisions of this Ordinance.

2.    "Authorized Agent" means any Person, department, board, commission, or
      ------------------
      agency that is delegated authority or designated by the Board of Trustees of the Village to act for the Village in matters related to cable communications. "Authorized Agent" shall include such Person, department, board, commission, or agency only when he, she, or it is acting within the scope of authority granted by the Board of Trustees.

3.    "Basic Service" means any level of service which includes the retrans-
      ---------------
      mission of local television signals.

4.    "Board" or "Board of Trustees" means the President and Board of Trustees
       -----------------------------
      of the Village or their Authorized Agent.

5.    "Cable Communication System" or "Cable System" means all or any part of
      ----------------------------    --------------
      any facility operating by means of coaxial cable, optical fiber, or other transmission, and associated equipment, devices, and facilities, the primary function of which is to receive, through any means including without limitation coaxial cable, optical fiber, or satellite or microwave transmission, and to distribute the signals of one or more broadcast television or radio stations and of other sources of video, audio, voice, or data signals. Said facility, or any part thereof, also may be one that distributes to, from, or among Subscribers or other Persons such other video, audio, voice, or data signals as may originate within the Village or elsewhere. "Cable Communication System" and "Cable System" shall include, without limitation, (a) "cable system," as defined in Section 522(6) of the Cable Act; (b) community antenna television system," as defined in Section 11-42-11 of the Illinois Municipal Code; and (c) any system that provides any "cable service," as defined in Section 522(5) of the Cable Act, or any "cable television service." as defined in Section 16-10(a)(1) of the Illinois Criminal Law and Procedure Code, as either of those statutes may be amended from time to time. The definition of "Cable Communication System" and "Cable System" shall not be deemed to circumscribe any valid authority of any governmental body, including the Village, to regulate the activities of telephone or telegraph companies, or the provision of any Service over the Cable System that is not a "cable service" as such term is defined in the Cable Act.

6.    "Cable Drop" means the cable or other wires extending from the attachment
       -----------
      pole to the subscriber receiving cable service, and that conducts the cable system signal from the attachment pole to the subscribers receiving or transmitting equipment. "Cable Drop" shall include the cable that is installed within the structure receiving the Cable Service and the transformer that matches the impedance of the cable to the input leads of the receiving equipment.

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7.    "Cable Ordinance" or "Ordinance" means Vernon Hills Ordinance No. ____,
       -------------------------------
      being the Vernon Hills Cable Communication Ordinance, including all exhibits, modifications, and amendments thereto.

8.    "Cable Service" Shall mean: (1) the one-way transmission to subscribers of
      ---------------
      video programming and (ii) subscriber interaction, if any, which is required for the selection of such video programming.

9.    "Cable Service Area" means all residential areas within the Village to be
      --------------------
      provided with access to cable service in accordance with the Franchisee's provision of service policies contained in this Franchise.

10.   "Channel" means a band of frequencies, in the electromagnetic spectrum, or
      ---------
      any other means of transmission (including, without limitation, optical fibers or any other now available or that may become available) capable of carrying a video signal, an audio signal, a voice signal, or a data signal.

11.   "Connection" means the attachment of the Cable Drop to the radio or
      ------------
      television receiver of a Subscriber, including the installation of a Converter where applicable and necessary.

12.   "Community Access Channel" means a Channel specifically designated,
      --------------------------
      intended, and reserved for noncommercial, origination programming on a first-come, first-served, nondiscriminatory basis, to provide the general public with maximum availability of low-cost access to television production, transmission, and communication capability.

13.   "Control" or "Controlling Interest" means actual working control in
      ---------    ----------------------
      whatever manner exercised.


14.   "Converter" means an electronic device that converts, signals to a
      -----------
      frequency not susceptible to off-air interference, within the receiver of a Subscriber, and that, by an appropriate Channel selector, also permits a Subscriber to view or use all signals delivered in the Basic Service and all other Services delivered at designated converter dial locations for which the Subscriber pays a fee.

15.   "Extensive System Failure" means (a) the failure of any trunk or feeder
      --------------------------
      cable causing a service outage of 10 or more Subscribers in the same geographic area, or (b) the failure of modular equipment, satellite reception equipment, or other System functions that results in the interruption of Service throughout the Cable Service Area.

16.   "FCC" means the Federal Communications Commission as constituted by the
      -----
      Communications Act of 1934, or any successor agency created by the United States Congress.

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17.   "Franchise" means the nonexclusive right to make use of the Public Ways in
      -----------
      the Village, or within specified areas of the Village, for the purpose of constructing and operating a Cable Communication System, as granted to Franchisee pursuant to Vernon Hills Ordinance No. ___. "Franchise" does not include any license or permit required for the privilege of transacting and carrying on a business within the Village as may be required by Village ordinances and laws.

18.   "Franchisee" means Cable TV Fund, 15-A, Ltd. and any and all of its
      ------------
      agents, employees, lawful successors, transferees, or assignees.

19.   "Franchise Fee" means the fee required to be paid by the Franchisee
      ---------------
      pursuant to Subsection 4-6A of this Franchise.

20.   "Gross Revenue" means all revenue, as determined in accordance with
       --------------
      generally accepted accounting principles, that is derived, directly or indirectly, by the Franchisee from or in connection with the provision of Cable Service including without limitation (a) the distribution of any Cable Service over the Cable System; (b) installation, reconnection, and similar fees; fees paid for Channels designated for commercial use; (c) Converter rentals and sales; (d) studio and other facility or equipment rentals; (e) advertising revenues. "Gross Revenue" shall not include any taxes imposed directly on any Subscriber or user by a state, local, or other governmental unit; bad debts; Franchise Fees; subscriber deposits; and programming fees paid by the Franchisee for non-broadcast program expenses.

21.   "Installation" means the process of installing a Cable Drop and completing
      --------------
      a Connection of the Cable System.

22.   "Person" means any natural person, or any association, firm, partnership,
      --------
      joint venture, corporation, or other legally recognized entity or organization, whether for-profit or not-for-profit, but excluding the Village.

23.   "Public Property" means any real property owned by any governmental unit,
      -----------------
      other than a Public Way.

24.   "Public Way" means, except where expressly limited by this Ordinance and,
      ------------
      in any event, only to the extent necessary to permit the installation and maintenance of a Cable System, the surface, the air space above the surface, and the area below the surface of any public street, highway, lane, path, alley, sidewalk, boulevard, drive, bridge, conduit, tunnel, park, parkway, waterway, utility easement (as defined in Section 541 of the Cable Act) or other public right-of-way now or hereafter held by the Village or dedicated for use by the Village, use by the general public. No reference in this Ordinance to "Public Way" shall be deemed to be a representation or guarantee by the Village that its title or interest in any property is sufficient to permit its use for such purpose, and this Ordinance shall, by the use of such term, be deemed

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      to grant only such rights to use property in the Village as the Village may have the right and power to grant in this Ordinance.

25.   "Resident" means any Person residing in the Village or as otherwise
      ----------
      defined by applicable law.

26.   "Service" means any Cable Service, non-cable or any other service, whether
      ---------
      originated by the Franchisee or any other person.

27.   "Subscriber" means any Person who lawfully receives, or has legally
      ------------
      contracted for the right to receive, any Cable Service by means of or in connection with the Cable System, and does not future distribute said Cable Service.

28.   "Village" means the Village of Vernon Hills and its Board of Trustees.
      ---------
      Unless the Board of Trustees shall have designated an Authorized Agent to act for the Village, references in this Franchise to actions by the Village shall be construed to refer to actions by the Board of Trustees.

B. Any word or term defined in the Cable Act but not defined in Subsection 2.IA of this Franchise shall have the meaning set forth in the Cable Act.

2-2:  Interpretation.

A. Word Use. When not inconsistent with the context, any word used in the present tense includes the future tense, any word used in plural includes the singular, and any word used in the singular includes the plural. "Shall" and "will" are always mandatory and not merely directory. "May" is permissive.

B. Federal and State Law. This Franchise is adopted pursuant to the authority of the Village under the Cable Act and the Constitution and statutes of the State of Illinois. Where any provision of this Franchise conflicts with any provision of federal or State law, this Franchise shall control to the full extent permitted by law.

C. Prior Drafts. In no event shall prior drafts of this Franchise, or any exhibits to this Franchise, if any, be used, considered, or relied upon in any way to interpret or construe any provision of this Franchise, or any exhibit to this Franchise.

D. Headings. The headings contained in this Franchise are to facilitate reference only, do not form a part of this Franchise, and shall not be used, considered, or relied on in any way to interpret or construe any provision of this Franchise or any exhibit to this Franchise.

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

                  PART III: GRANT AND ACCEPTANCE OF FRANCHISE

3-1: Grant of Franchise. Pursuant to and in strict accordance with the terms, provisions, and conditions set forth in this Franchise, the Village hereby grants to the Franchisee this nonexclusive Franchise to construct, install, maintain and operate a Cable System in the Village and to use the Public Ways in furtherance thereof; provided, however, that no such grant shall be effective unless and until the Franchisee accepts terms and provision of this Franchise pursuant to the requirements set forth in Section 3-2 of this Franchise.

3-2: Acceptance of Franchise; Effective Date. In order to accept the Franchise or to receive any of the rights, benefits, or interests to be granted hereby, the Franchisee shall execute and file with the Village Clerk, no later than 60 days after this Franchise has been finally approved by the Village Board, a Franchise Acceptance Agreement in form and substance the same or substantially similar to Exhibit A, attached hereto and incorporated herein (the "Franchise Acceptance Agreement"). For reference purposes and for all other purposes stated herein, the date on which this Franchise takes effect pursuant to Section 4 of this Franchise shall be deemed to be the "Effective Date" of this Franchise.

3-3:  Effect of Franchise Acceptance. By accepting the Franchise pursuant to
Section 3-2 of this Franchise, the Franchisee shall be deemed to have agreed to be bound by ail of the terms, conditions, and provisions set forth in this Franchise, and to strictly comply with each and every one of them.

3-4: Licenses and Permits. Nothing in this Franchise shall take the place of or supersede other license or permit that the Franchisee is required to obtain to construct, install, maintain, and operate a Cable System in the Village.

3-5: Franchise Term. The Franchise granted pursuant to this Ordinance shall be effective for a period of fifteen (15) years from and after the Effective Date.

3-6: Nonexclusivity of Grant. Village reserves the right to award additional Franchises; so long as in the event another person uses the public rights-of-way to construct, operate or maintain a Cable System, or otherwise uses the streets for the delivery of any Service, the additional Franchise may not be on material terms and conditions which are more favorable or less burdensome than those applied to Franchisee, with respect to the following matters: (1) the term of any such authorization shall be no more than the term of this Franchise; (2) the Franchise Fee assessed on any such other person shall be no less, as a percent of the portion of the persons Gross Revenues that are attributable to its provision of any Service, than the fee Franchisee pays under this Franchise; and
(3) the channels, support and facilities for public, educational and government access channels provided by any such other person shall be no less than the channels, support and facilities provided by the Franchisee.

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                         PART IV: FRANCHISE CONDITIONS

4-1: Franchise Variance. Variance Initiated by Franchisee. Franchisee may make applications for a Variance to this Franchise, to accommodate a significant change in circumstances, to prevent unreasonable hardship to the Franchisee, or to permit technical variations which will satisfy the purpose of this Franchise, may be made by the Franchisee to the Village. The Village shall review the application within fourteen (14) calendar days, or earliest meeting of the Village Council, and shall issue a report of the findings of the Village and shall act on a request within thirty (30) days. The Village is under no obligation to grant a request for a Variance under this section, provided that the Village's consent to a request for a variance shall not be unreasonably withheld. Franchisee may appeal a final determination by the Village to a court of competent jurisdiction.

4-2:  Performance Evaluation Meetings.

A. Regular Evaluation Meetings. The Village and the Franchisee shall hold regular performance evaluation meetings within 30 days after the second anniversary date of the Effective Date. All such evaluation meetings shall be noticed in advanced and open to the public.

B. Special Evaluation Meetings. Special evaluation meetings may be held at any time during the term of this Franchise on the written request of either the Village or the Franchisee.

C. Elements of Evaluation. Topics that may be discussed at any regular or special evaluation meeting may include specifically, but without limitation, programming, Subscriber rate structures, Franchise Fees, free or discounted Service, penalties, application of new technologies, Cable System performance, Services provided, Subscriber and community complaints, privacy, modification to this Ordinance, judicial and FCC rulings, line extension policies, and the Franchisee or Village rules and regulations.

D. Franchisee Cooperation. The Franchisee shall fully cooperate with the Village in all matters relating to any regular or special evaluation pursuant to this Section and shall, provide such reasonable information, data, and documents as the Village may reasonably request in connection with any such evaluation.


4-3:  Franchise Renewal.

A. Renewal Request Requirements. The Franchisee may file a written request to renew the Franchise; provided, however, that unless the Village shall consent to some lesser notice, the Franchisee's renewal request shall be filed in accordance with federal law.

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      The Franchisee's renewal request shall include all data and information that the Franchisee considers pertinent in support of the request and the Franchisee's specific proposals, if any, for revision or modification of this Franchise.

B.    Franchise Renewal Standards. This Franchise may be renewed if:

      1. the Franchisee has substantially complied with the material terms of the existing Franchise and with applicable laws;

      2. the quality of the Franchisee's service has been reasonable in light of community needs;

      3. the Franchisee has the financial, legal, and technical ability to provide the services, facilities, and equipment set forth in the Franchisee's proposal, and

      4. Franchisee's proposal is reasonable to meet the future cable-related community needs and interests, taking into account the cost of meeting such needs and interests.

C. Renewal Proceeding. In any renewal proceeding, the Franchisee shall be afforded adequate notice and the Franchisee and the Village, or its designee, shall be afforded fair opportunity for full participation, including the right to introduce evidence, to require the production of evidence, and to question witnesses. A transcript shall be made of any such proceeding.

      1.   A proceeding under this subsection shall be completed within twelve
           (12) months of its commencement, within which time the Village shall issue a written decision granting or denying the proposal for renewal based upon the record of such proceeding, and transmit a copy of such decision to the Franchisee. Such decision shall state the reasons therefor.

      2. Any denial of a proposal for renewal shall be based on one or more adverse findings made with respect to the factors described in subsection B, pursuant to the record of the proceeding under this subsection. Village may not base a denial of renewal on a failure to substantially comply with the material terms of the Franchise under subsection B or on events considered under subsection B unless the Village has provided Franchisee with notice and the opportunity to cure, or in any case in which it is documented that the Village has waived its right to object, or Franchisee gives written notice of a failure or inability to cure and the Village fails to object within a reasonable time after receipt of such notice.

      3. Franchisee is expressly reserved its rights of appeal under federal and state law. In addition to such rights, this Franchise shall remain in effect at all times

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           during which a renewal proceeding or appeal remains pending.
           Notwithstanding the provisions of subsections A through C of this Section, Franchisee may submit a proposal for the renewal of the Franchise, and Village may, after affording the public adequate notice and opportunity for comment, grant or deny such proposal at any time (including after proceedings pursuant to this Section have commenced). The denial of a renewal pursuant to this subsection shall not affect action on a renewal proposal that is submitted in accordance with subsections A through C.

      4. Village may not, upon the expiration of this Franchise, or otherwise, acquire an ownership interest in the System, or require a sale of the System to any other person, unless Village or such other person acquires the ownership interest at not less than fair market value for the System as a going concern.


D. Franchise Expiration; Temporary Extensions. If no request for renewal is filed pursuant to this Section, and in any case in which such a request is filed but denied or not yet granted, this Franchise shall expire according to its terms; provided, however, that the Village may extend the term of this Franchise in such increments as is reasonable while considering a franchise renewal request filed pursuant to this Section or while negotiating a new franchise with another Person.

E. Village Rights on Expiration and Nonrenewal. If this Franchise expires according to its terms, or if the Village exercises its right not to renew the Franchise pursuant to Subsection 4-4 of this Franchise, then the Village shall have the option to require the Franchisee to remove all such assets from the Public Ways in the manner and within the times set forth in Subsection 4-5 of this Ordinance.


4-4:  Termination.

A. Date of Termination. The termination of the Franchise granted pursuant to this Ordinance and all of the rights granted to the Franchisee pursuant hereto shall take place on the earlier of:

      1. the revocation of the Franchise by action of the Village, as provided in Section 4-5 of this Ordinance;

      2. the abandonment of the Cable System (for purposes of this section abandonment of the Cable System shall take place when the Franchisee fails to provide any Cable Service over the Cable System for a period greater than 7 days) in whole or material part, by the Franchisee without the express, prior written approval of the Village; or

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      3.   the expiration of the term of the Franchise, if not renewed pursuant to Section 4-3 of this Franchise.

B. Rights Upon Termination. If, on the date that this Franchise terminates pursuant to Section 4-4 of this Ordinance, the Franchisee is in possession or control of the Franchise or the Cable System, then, as of that date:
      (1) the Franchisee shall have no right to operate or receive any revenues from the operation of the Cable System and shall cease all construction and operation activities in a prompt and workmanlike manner, except as provided in subsection C below, or as otherwise authorized or directed by the Village in order to maintain continuity of all services to all Subscribers; and (2) the Village shall have the right to order the removal, or to effect a transfer of the Cable System, as provided in Subsection 4-6 of this Ordinance.

C. Mandatory Continuity of Service. In the event of purchase by the Village, or a change of the Franchisee, the current Franchisee shall continue to operate the Cable System and maintain continuity of service to all Subscribers for a period determined by the Village, in the Village's sole judgment and discretion; provided, however, that in no case shall such period exceed three (3) months. The Franchisee shall be entitled to receive any and all applicable revenue from such continued operation.

4-5:  Franchise Revocation.

A. Grounds for Revocation. The Village may revoke this Franchise only after a declaration of intent to revoke and only if the Franchisee refuses, neglects or fails to (1) commence and complete construction of the Cable System pursuant to the terms and conditions of this Franchise; (2) Franchisee makes a material misrepresentation to Village of information required to be provided under the Franchise; (3) Franchisee willfully or persistently violates any material orders or rulings of any regulating body having jurisdiction over the Franchise; (4) Franchise willfully fails to acquire the insurance required by the Franchise; (5) Franchisee is adjudged insolvent or becomes unable or unwilling to pay its uncontested debts as they become due or is adjudged bankrupt or seeks relief under the bankruptcy code, or (b) Franchisee, materially violates the transfer provisions of Section 4-9.

B. Revocation Procedures. If the Village determines that grounds for revocation exist or have existed, then the Village shall notify the Franchisee in writing of its intent to revoke and the lawful grounds therefore. If, within 90 days after such written notification, the Franchisee does not furnish evidence satisfactory to the Village that the grounds for revocation have been eliminated or that corrective action has been taken or is being actively and expeditiously pursued, or that the alleged grounds did not exist, or that the allege grounds were caused by a Force Majeure, then the Village shall call, notice, and conduct a public hearing to consider revocation of the Franchise. The Village shall give the Franchisee no fewer than 15 days written notice of the revocation hearing. Such hearing shall provide Franchisee with full due process rights

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      Any decision shall be in writing and shall be based upon written findings of fact. If the Village, after such hearing, finds that grounds for revocation exist, then the Village may thereon and in lieu of or in addition to any other rights or remedies available to it, revoke, by ordinance duly adopted, this Franchise.

C. De Novo Review. In the event the Village orders termination of the Franchise, the Franchisee shall have the right to appeal the determination of the Village within thirty (30) days to any agency or court of competent jurisdiction for de Novo review. The Village's determination to terminate
                       -- ----
      this Franchise shall not be effective until final resolution of all appeals under this Section.

D. No Election of Remedies. The revocation of this Franchise pursuant to this Section shall in no way affect any other rights the Village may have under this Franchise or any applicable law.

4-6:  Disposition After Termination.

Upon termination of this Franchise, the Village shall have the right to direct the Franchisee to remove, at the Franchisee's sole cost and expense, all or any portion of the Cable System from all Public Ways and other Public Property within the Village, subject to the following terms and conditions:

      1. This Subsection 4-5 shall not apply to buried cable, which shall not be removed.

      2. In removing the Cable System, or any portion thereof, the Franchisee shall refill and compact, at its sole cost and expense, any resulting excavation and shall leave all Public Ways and other property in as good a condition as that prevailing immediately prior to the Franchisee's removal activities or excavation.

      3. The Village shall have the right to inspect and approve the condition of all Public Ways and property affected by any of the Franchisee's removal activities.

      4. The financial security, liability, indemnification, and insurance provisions of this Franchise shall remain in full force and effect until the Village has inspected and approved the completion of all of Franchisee's removal obligations required pursuant to this Subsection.

      5. The Franchisee shall commence removal activities no later than 30 days after the Franchisee receives the Village's removal order.

      6. The Franchisee shall complete all removal activities no later than 180 days after the date on which the Franchisee is required to commence removal activities pursuant to this Subsection 4-5 of this Franchise.

      7. If the Franchisee fails to substantially complete such removal within 180 days after the date on which the Franchisee is required to commence removal activities pursuant to this subsection, then, to the extent not inconsistent with applicable law, the Village shall have the right to: (a) declare all rights, title, and interest to the Cable System, and any portion thereof, to belong to the Village along with all rights of ownership including, without limitation, the right to operate the Cable System or to effect a transfer of the Cable System to another Person for operation; or (b) authorize another Person, including the Village, to remove the Cable System, or portion thereof as designated by the Village, at the Franchisee's sole cost and expense.

4-7:  Franchise Fee and Other Payments.

A.    Franchise Fee.

      1.  Amount of Fee.

          A. In addition to all other fees and payments required pursuant to this Ordinance, the Franchisee shall pay to the Village a Franchise Fee in an amount equal to 5 percent of the Franchisee's annual Gross Revenues (the "Franchise Fee"). The Franchise Fee shall be in consideration of the privilege granted pursuant to this Ordinance, to the Franchisee, to use the valuable Public Ways and the expense of regulation and administration of the Franchise.

          B. The Franchisee shall not be obligated to pay to the Village this Franchise Fee from the date of grant of a second Cable Television Franchise in the Village, until such time as the Village establishes a Village-owned and operated public, educational and governmental access studio in the Village, and ceases to use Franchisee's local origination studio in the Village. Under no circumstance, shall this period of time extend past May 31, 1997.

     2. Time of Payment. The Franchisee shall pay Franchise Fees on a quarterly basis, before the fifteenth (15) day of the month following the end of the calendar quarter. If any Franchise Fee is not paid when due, interest shall be charged from the due date at the prime rate given by the First Chicago Bank to its most credit worthy borrowers of demand loans. If any subsequent inspection, audit, or recomputation conducted pursuant to Paragraph 4-6A(4) of this Franchise demonstrates to the satisfaction of the Village that the required

          Franchise Fee was either overpaid or underpaid, the next Franchise Fee due following the Village's notification to the Franchisee of approval of such inspection, audit, or recomputation shall be adjusted accordingly, either by being credited for the amount of the overpayment or by being increased in the amount of the underpayment.

     3. Required Reports. The Franchisee shall include, with each quarterly Franchise Fee payment, a statement, verified by a representative of the Franchisee, clearly showing the Franchisee' Gross Revenues during said calendar quarter and the Franchise Fee due with respect to such Gross Revenues pursuant to Paragraph 4-6A(1) of this Franchise. The Franchisee shall also file, within 90 days after the last day of the Franchisee's fiscal year, an annual report prepared at Franchisee's sole cost and expense, by a certified public accountant, clearly showing the Franchisee's total Gross Revenues for said fiscal year and explaining and reconciling any differences between such report and the quarterly reports submitted to the Village by the Franchisee pursuant to the first sentence of this Paragraph.

     4. Village Inspection and Audit. The Village shall have the right to inspect and audit the Franchisee's books and records upon reasonable request during normal business hours at the Franchisee's local office for a period of six months after receipt of the Franchise fee payment, after which payments shall be final. Based on any such inspection and audit, the Village shall have the right to recompute any Franchise Fee due. Whenever an independent auditor shall certify that the results of any such Village inspection, audit, or recomputation demonstrate that the Franchise Fee due in any fiscal year was underpaid by more than five (5) percent, the Franchisee shall reimburse the Village, in addition to paying the amount due and any interest or penalties due thereon, for the costs of such inspection, audit, or recomputations.

     5. Acceptance by Village. The acceptance by the Village of any Franchise Fee payment shall not in any way be construed as an accord that the amount paid is in fact the correct amount, nor shall such acceptance of any payment be construed as a release of any claim the Village may have for further or additional sums payable under the provisions of this Ordinance. All Franchise Fee payments shall be subject to audit and recomputation by the Village in accordance with paragraphs 4-6A(4) of this Franchise.

     6. Acknowledgment by the Franchisee. The Franchisee acknowledges as follows:

          The Franchise Fee shall be in addition to any and all taxes or other fees or charges that the Franchisee shall be required to pay to the Village or to any state or federal agency or authority, all of which shall be separate and distinct obligations of the Franchisee and its affiliates, except that any taxes, fees, or assessments of any kind imposed on a cable operator or cable subscriber, or both, solely because of their status as such, or any tax, fee or assessment which is unduly discriminatory against cable operators or cable subscribers, shall be considered as part of the franchise fee; and

     7. Change in Franchise Fee. In the event that the maximum allowable Franchise Fee is increased by the FCC and Village desires an increase in its Franchise Fee payment, the Village shall provide the Franchisee with written notice of its desire to increase the fee, and the Village and Franchisee shall enter into good faith negotiations concerning an increase in the franchise fee payment. In the event another provider of video programming, including video dialtone, uses the Public rights-of-way for purposes of constructing, operating and maintaining a facility for the distribution of Video programming, the Franchisee shall not be required to pay a franchise fee on the portion of its Gross Revenues derived from its provision of any service unless such other provider is also required to pay a franchise fee on the same portion of its gross revenues attributable to its provision of that service. The fee payable by the Franchisee, as a percentage of any portion of its Gross Revenues, shall not exceed the percentage payable by the other provider on the same portion of its Gross Revenue.

B.   Other Payments.

     1. Acknowledgement by the Franchisee. The Franchisee acknowledges that all contributions, Services, equipment, facilities, support, resources, and other activities to be paid or supplied by the Franchisee pursuant to this Franchise are for the benefit of all Subscribers and the public at large. The Franchisee also acknowledges that said contributions, Services, equipment, facilities, support, resources, and other activities shall not be deemed to be a part of the Franchise Fee or chargeable against the Franchise Fee, except as federal law allows. The Franchise Fee shall take precedence over all other payments, contributions, services, equipment, facilities, support, resources, and other activities to be paid or supplied by the Franchisee.

     2. Continuation of Service. In the event the Franchisee continues to operate all or any part of the Cable System after this Franchise expires, then the Franchisee shall continue to comply with all applicable provisions of this Franchise, including specifically, but without limitation, all Franchise Fee and other payment provisions throughout the period of such continued operation.

4-8: Liability, Indemnification, Insurance, and Performance Bond.

A.   Liability.

     1. Franchisee. The Franchisee shall be responsible for any and all damage or loss to any real or personal property of the Village or of any Person, and for any injury to or death of any individual Person, or any officer, employee, or agent of the Village, arising out of or in connection with the Franchisee's construction, operation, maintenance, repair, or removal of the Cable System. The Franchisee shall, at its sole cost and expense, replace, repair, and restore all such property to its prior condition, and shall pay all legal damages in the event of any such injury to or death of any individual or any injury to property.

     2. Village. Neither the Village nor its officers, employees, or agents shall be liable for any loss or damage to any real or personal property of any Person, or for any injury to or death of any individual Person, arising out of or in connection with the Franchisee's construction, operation, maintenance, repair, or removal of, or other action or event with respect to the Cable System, or the distribution of Cable Service over the Cable System.

     3.   Emergency and Other Actions.

          A. The Village may, at any time in case of fire, disaster, or other emergency as determined by the Village in its reasonable discretion, cut or move any of the wires, cables, amplifiers, poles, appurtenances, or other parts of the Cable System as necessary to respond to the fire, disaster, or other emergency. If the Village takes any such emergency action, then the Village shall not be liable therefor to the Franchisee or any affiliate of the Franchisee. When practical in the Village's reasonable discretion, the Village shall consult with the Franchisee before the Village takes any such emergency action, and the Village shall give the Franchisee reasonable opportunity to perform such emergency work itself.

          B.   The Village shall consult with the Franchisee at least forty-five
               (45) days before undertaking any public work, public improvement, alteration of any, municipal structure, any change in the grade or line of any public way, or the elimination or discontinuation, and closing of any public way, that may result in the breaking through, movement, removal, alteration, or relocation of any part of the Cable System. The Franchisee shall be given the opportunity to perform such work pertaining to the cable system itself.

          C. Neither the Village nor its officers, employees, or agents shall be liable to the Franchise or any affiliate of the Franchisee for any special, incidental, consequential, punitive, or other damages as a result of the exercise of any right of the Village pursuant to this Franchise, including without limitation the right of the Village to terminate this Franchise and to take any action subsequent thereto.

B.   Indemnification.

     1. Hold Harmless. The Franchisee shall save, indemnify, and hold the Village and its corporate authorities, elected and appointed officials, officers, boards, commissions, legal counsel, employees, and agents harmless from any injury, claim, demand, suit, judgment, execution, liability, debt, damages, or penalty (the "Claims") arising out of, resulting from, or alleged to arise out of or result from the Franchisee's construction, operation, maintenance, repair, or removal of the Cable System, whether such acts or omissions are those of the Franchisee or its officers, employees, agents, or contractors, and whether any such act or omission is authorized, allowed, or prohibited by this Franchise.

     2. Defense. The Franchisee shall pay all expenses incurred in defense of any claims. The Village must give the Franchisee timely written notice of the making of any claim or of the commencement of any action, suit or other proceeding for which coverage is requested pursuant to the indemnity provisions of this Section. In the event such claim arises, the Village or any other indemnified party shall tender the defense thereof to the Franchisee and the Franchisee shall have the right to defend, settle or compromise any claims arising hereunder and the Village shall cooperate fully therein.

C.   Insurance.

     1. General Liability. The Franchisee shall carry and maintain, throughout the term of this Franchise, liability insurance insuring the Franchisee, the Village, and the Village's officers, boards, commissions, elected and appointed officials, agents, and employees with regard to any of the matters listed in Paragraphs 1 and 2 of Subsection 4-8B of this Franchise, and in the minimum amounts as follows:

          A.   $2,500,000 for bodily injury or death to each Person.

          B.   $2,000,000 for property damage resulting from any one accident.

          C.   $2,000,000 for all other types of liability.

     2. Automobile. The Franchisee shall carry and maintain in its own name automobile liability insurance with a limit of $2,000,000 for each Person and $2,000,000 for each accident for property damage with respect to owned and non-owned automobiles for the operations of which the Franchisee is responsible.

     3. Hazard. Because the Franchisee is authorized by this Franchise to undertake certain work within the Public Ways, the Franchisee's insurance shall cover comprehensive form, premises-operations, explosions and collapse hazard, underground hazard and products completed hazard, in the minimum amount of $3,000,000, or whatever limits are permitted by the State of Illinois for bodily injury and property damage combined.

     4. Evidence of Insurance Policies. Within thirty (30) days of the filing of the Franchise Acceptance Agreement pursuant to Section 3-2 of this Franchise, the Franchisee shall furnish proof to the Village that the insurance policies required by this Subsection have been obtained, along with written evidence of payment of the required premiums, in the form of a certificate of insurance.

     5. Maintenance of Insurance Policies. The insurance policies required by this Subsection shall be carried and maintained by the Franchisee throughout the term of this Franchise and such other period of time during which the Franchisee operates or is engaged in the removal of the Cable System as subject to Village inspection and approval. Each such insurance policy shall contain the following endorsement: "It is hereby understood and agreed that this policy may not be cancelled nor the intention not to renew be stated until 30 days after receipt by the Village of Vernon Hills, by registered mail, of a written notice addressed to the Village Administrator of such intent to cancel or not to renew."

     6. No Limit of Liability. The legal liability of the Franchisee to the Village and any Person for any of the matters that are the subject of the insurance policies required by this Subsection shall not be limited by said insurance policies nor by the recovery of any amounts thereunder.

D.   Performance Bond

     The Franchisee shall maintain through the term of this Ordinance, a faithful performance bond running to the Village, with a good and sufficient surety to be approved by the Village, in the penal sum of $100,000 on the condition that the Village shall well and truly observe, fulfill and perform in connection with each provision, term and condition of this Ordinance, and that in case of any breach, the Village shall be entitled to recover from the principal and sureties on such bond that amount of any damages and all costs and attorney's fees incurred by the Village, proximately resulting from the failure of the Village to well and faithfully observe and perform under any and all of the provisions, terms and conditions which this Ordinance requires it to perform.


4-9: Sale, Transfer, and Similar Actions

A. Village Approval Required. In the event of a change of control of Franchisee, the parties to the sale or transfer shall make a written request to the Village for its approval of the sale or transfer. The written request shall be accompanied by information required by FCC rules and shall be presented on a form as prescribed by FCC rules.

B. In accordance with the Cable Act, the Village shall have 120 days from receipt of the information referred to in Subsection (a) above to act upon the request for approval. If the Village fails to render a final decision on the request within that time, the request shall be deem granted unless the Franchisee and the Village agree, in writing, to an extension of the time.

C. During the review period described in Subsection (b) above, the Village may advise Franchisee that a public hearing is deemed necessary to evaluate any potential adverse effect of the sale or transfer upon Franchisee's subscribers. In such event, Franchisee shall receive written notice of the hearing, and of the opportunity to participate fully in it, as far in advance as possible, in no event less than fourteen (14) days before the start of the hearing.

D. A decision of the Village upon a request pursuant to this Section shall be in writing and subject to review and appeal as provided for in the Cable Act.

E. In reviewing a request for a sale or transfer pursuant to this Section, the Village may inquire into the technical, legal and financial qualifications of the prospective controlling party, and the Franchisee shall assist the Village in so inquiring. The Village shall not unreasonably withhold its approval. In no event shall a transfer or assignment of ownership or control be approved without the transferee or assignee assuming, in writing, the obligations of Franchisee under this Agreement.

F. Notwithstanding anything to the contrary in this Agreement, no consent or approval by the Village shall be required for a transfer or assignment for any (1) assignment, pledge, lease, sublease, mortgage, hypothecation, or other transfer of all or any part of the Franchise, or any right or interest therein, for solely financing purposes, or (2) any assignment or transfer to any parent, affiliate, or subsidiary company of the Franchisee.

4-10: Foreclosure, Condemnation, and Receivership.

A. Foreclosure. The Franchisee shall notify the Village immediately whenever the Franchisee becomes aware of (1) any foreclosure or other judicial sale of all of any part of the Cable System, or (2) the termination of any lease or mortgage covering all or any part of the Cable System. Said notification shall be treated as a notification of a Consent Action, as defined in Subsection 4-9 of this Franchise, and the terms, conditions, and provisions of Section 4-9 of this Franchise, including the requirement for Village approval, shall apply to any such Consent Action.

B. Condemnation. If the Cable System, or any part thereof, is taken, appropriated, or condemned pursuant to law, and if any such taking, appropriation, or condemnation materially frustrates or impedes the ability of the Franchisee to comply with the terms, conditions, and provisions of this Franchise, then the Village may revoke the Franchise in accordance with the applicable provisions of this Franchise.

C.    Receivership.

      1. Franchisee Notification. The Franchisee shall immediately notify the Village, in writing, if any of the following occur:

           A. The Franchisee files a voluntary bankruptcy petition, a voluntary petition to reorganize its business, or a voluntary petition to effect a plan or other arrangement with creditors.

           B. The Franchisee files an answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed pursuant to the Bankruptcy Code.

           C. The Franchisee is adjudicated bankrupt, makes an assignment for the benefit of creditors, applies for or consents to the appointment of any receiver or trustee of all or any part of its property, including specifically, but without limitation, all or any part of the Cable System.

           D. The Franchisee institutes dissolution or liquidation proceedings with respect to its business.

           E. An order is entered (i) approving an involuntary petition to reorganize the business of the Franchisee, (ii) to effect a plan or other arrangement with creditors of the Franchisee, or
                (iii) appointing for the Franchisee a receiver or trustee of all or any part of the Franchisee's property, including specifically, but without limitation, all or any part of the Cable System.

          F. A writ or warrant of attachment, execution, distraint, levy, possession, or any similar process is issued by any court against all or any part of the Franchisee's property, including specifically, but without limitation, all or any part of the Cable System.

     2. Revocation and Exceptions. If any of the events set forth in Paragraph 4-10(C)(1) of this Franchise are not dismissed, stayed, rescinded, or terminated, as the case may be, within 60 days after the issuance, making, or commencement thereof, and if the effect thereof is to materially frustrate or impede the ability of the Franchisee to comply with the terms, conditions, and provisions of this Franchise, as determined by the Village in its reasonable discretion, then the Village may revoke this Franchise, unless: (A) within 120 days after a receiver or trustee has been elected or appointed, the receiver or trustee of the Franchisee, or, within 120 days after the commencement thereof, the Franchisee itself as a debtor in possession in connection with any such reorganization or similar proceedings, shall have remedied any uncured failure to comply with any of the terms, conditions, and provisions of this Franchise; and (B) within said 120 days, said receiver or trustee, or the Franchisee itself as debtor in possession, shall have executed an agreement, duly approved by the Village and the court having jurisdiction over the premises, whereby said receiver or trustee or the Franchisee, in said capacity, assumes all obligations and agrees to be bound fully by each and every one of the terms, conditions, and provisions of this Franchise.


                        PART V: CABLE SYSTEM OPERATIONS


5.1: Cable System Requirements.

A. Channel Capacity. Franchisee will, by no later than forty-eight (48) months after the effective date of this Agreement, make available to all subscribers the option to receive eighty-five (85) channels.

B. Franchisee will by no later than August 1, 1996, add two (2) new video programming products to the Cable System.

C.   Dedicated Access Channel:

     1. Commencing no later than sixty (60) days after the effective date of this Agreement, the Franchisee shall dedicate at least one (1) Community Access Channel to the Village of Vernon Hills, to be used for the following purposes:

          a. Municipal Access

            b. Educational Access
            c. Public Access
            d. Local Origination Programming

      2. At such time as the Franchisee increases channel capacity to eighty-five (85) channels, Franchisee shall make a second Community Access Channel available to the Village.

D.    Studio:

            1.    Facilities and Equipment: Franchisee shall make available an
                  ------------------------
                  access and local origination studio for use by Subscribers and Village educational and governmental personnel for the production of programming (PEG programming) to be shown on the Community Access Channel, until such time as the Village establishes a Village-owned and operated Studio, or in no event later than May 31, 1997. Franchisee will provide in addition to the equipment currently in place in the Vernon Hills Studio, the new equipment specified on Exhibit A to this Agreement. Franchisee agrees to maintain this equipment and promptly repair and/or replace this equipment as needed during such time as the studio continues to be used for PEG production programming.

            2.    Hours of Operation and Production Assistance: During such time
                  --------------------------------------------
                  as the Subscribers, Village educational and governmental personnel continue to use the Franchisee's Studio, as provided for in paragraph 1 above, subject to change at the Franchisee's sole discretion, Franchisee guarantees that the access production studio will be available for use by access users at the following times: Monday - Thursday: 10:00 a.m. - 4:00 p.m.; and 6:00 p.m. - 9:00 p.m.; and Saturdays 10:00
                  a.m. - 2:00 p.m. Franchisee production personnel will be available during these times to assist access producers.

E. Access Programming. By no later than June 1, 1997, the Village shall be required to completely take over the production requirements for all PEG programming to be shown on Franchisee's Community Access Channels at no charge to Franchisee. As of the effective date of this Franchise, the Village brings tapes of governmental access programming to the Franchisee's access studio for showing on the Community Access Channel. As long as the Village continues this arrangement (or a change in this arrangement is initiated by the Franchisee) even after such time as the Village takes over the production requirements for all PEG programming, the Village will incur no additional costs for distributing PEG programming over the Franchisee's Community Access Channels.

F.    Provision of Cable Service

      1. Mandatory Extension of Service. The Franchisee shall design and construct the Cable System to provide Cable Service to all residential areas within the Village, provided that all such permission as may be required from the owner of the property is reasonably available, and that service can be provided in accordance with the following requirements: in new housing districts, areas with occupancy densities of more than twenty-five (25) homes per mile which are contiguous to the system will be provided service as soon as it is technically feasible. For housing areas less than twenty-five (25) homes per mile, service will be provided on a cost-sharing basis with the Franchisee, as soon as it is technically and economically feasible. Further, Franchisee will be required to provide service to multi-dwelling units, so long as the owner of the facility consents to the following:

                A. To Franchisee's providing of the service to units of the facility;

                B. To reasonable conditions and times for installation, maintenance, and inspection of the system on the facility premises;

                C. To reasonable conditions promulgated by Franchisee to protect Franchisee's equipment and to encourage widespread use of the system; and

                D. To not demand or accept payment from Franchisee for permitting Franchisee to provide service to the facility and to not discriminate in rental charges, or otherwise, between tenants who receive Cable Service and those who do not.

      2. Joint Trench Agreements. Franchisee shall cooperate in the planning, locating and construction of its Cable System in utility joint trenches or common duct banks with other telecommunications providers. The Village will provide advance notice to any Franchisee when it plans to open a trench or when a utility or other Franchisee plans to open a trench. The Village will make every effort within its power to ensure that the open trench is available to the Franchisee. Provided that the Franchisee can enter such trench on reasonable terms, Franchisee will be obligated to enter any joint trench for which it has sufficient prior notice.

      3. Service to Cuneo and Ranney Developments. Franchisee shall enter any open trench servicing these properties, at the soonest possible time, provided that Franchisee can gain entrance on reasonable terms. If Franchisee gains entrance to these trenches, Franchisee shall make every effort to provide cable television service to the homes in these developments at occupancy, however, barring any unforeseen circumstances, or occurrence beyond Franchisee's control, Franchisee shall guarantee service within sixty (60) days at the latest after occupancy and request for service.

      4. Free Installation and Basic Service. Franchisee shall provide one Drop and Basic Service, at no charge, to all present and future governmental buildings in the Village, including without limitation, two drops for each school, Village Hall, Fire Department, Police Department and 911 Center.

      5. Request for Cable Service and Connection. After service has been established by Activation of the trunk cables for any area, the Franchisee shall provide Cable Service and Connection to any Person requesting Cable Service within that area not later than 30 days after the date of the request.

      6. Standard Installations: For standard installations, as defined by Federal Communication Commission rules, barring any unforeseen circumstances, Franchisee will complete these installations within seven (7) days of request for service.

E. Maintenance. The Franchisee shall employ or have available to it, on a full-time basis, a professional engineer or its equivalent, and a service and repair force of competent technicians.

F.    Emergency Requirements.

      1. Emergency Override. The Franchisee shall provide a local "Emergency Alert System" that shall at a minimum, be capable of overriding all audio on all Channels of the Cable System. The "Emergency Alert System" shall be capable of being activated and utilized by any official designated by the Village. The control equipment necessary for the override function shall be provided and installed by the Franchisee without charge.

      2. Emergency Power. At a minimum, the headed facility shall be equipped with standby generator. The Franchisee shall provide continuous and uninterrupted service and operation during any and all emergency conditions.

G. Converter Locking Device. The Franchisee shall provide to all Subscribers, upon the Subscribers request a control locking device or a code that permits the Subscriber to prevent the viewing of a particular Service or Channel.

H. Basic Service. The Cable System and Cable Service shall be maintained, constructed, and provided so that Subscribers with cable ready televisions receiving Basic Service can receive the Basic Service without using a Converter.

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

I. Noninterference With Existing Reception. The Cable System shall be designed to operate, and shall be operated by the Franchisee, in such a manner as to avoid causing interference with reception of the off-the-air signals by non-Subscribers of the Franchisee.


                             PART VI: CONSTRUCTION

6-1:  Plans and Permits.

A. Right to Review. Except for line extensions, the Village shall have the right to review the Franchisee's construction plans and specifications prior to the commencement of any new construction to assure compliance with the standards specified in this Franchise and to inspect all aspects of Cable System construction. The Village shall not, however, be required to review or approve such plans and specifications or to make such inspections and specifically disclaims such obligation. The Franchisee shall be solely responsible for taking all steps necessary to assure compliance with such standards and to ensure that the Cable System is installed in a safe manner and pursuant to the terms and conditions of this Ordinance.

B. Construction Briefings and Progress Reports. Except for line extensions, before beginning new construction of or on any part of the Cable System, the Franchisee's chief engineer or designated individual shall meet with, the Village Administrator or designated individual to explain the Franchisee's construction plans and work program in detail. Similar briefings shall be held from time to time as deemed necessary by either the Village or the Franchisee until the Cable System is fully constructed in accordance with this Ordinance.

C. "As-Built" Plans. The Franchisee shall, within 90 days after the Effective Date, furnish to the Village complete "as-built" plans of the Cable System and shall, thereafter, upon request, furnish to the Village amendments to such plans within 45 days.

D. Construction Codes and Permits. The Franchisee shall obtain permits from the Village before commencing any new construction except as provided for in section 6-1:(A)&(B). of or within the Cable System, with specific permission being required for the opening or disturbance of any Public Way within the Village. The Franchisee shall also, before the commencement of construction of the Cable System, become a member of the J.U.L.I.E. system. Emergency locates shall be done immediately.

6-2: General Construction Standard. All work involved in the construction, operation, maintenance, repair, and removal of the Cable System, or any part thereof, shall be performed in a workmanlike manner using materials of good and durable quality. If, at any time, it is determined by the Village or any other agency or authority of competent jurisdiction that any part of the Cable System, including, without limitation, any means used to distribute signals over or within the Cable System, is harmful to the health or safety of any Person, then the Franchisee shall, at its sole cost and expense, promptly correct all such conditions. Any contractor, subcontractor, or other Person proposed to be employed for the installation, maintenance, relocation, or repair of Cable System equipment or facilities shall be licensed in accordance with applicable laws and shall be thoroughly experienced in the work for which he or she is retained.

6-3:  Cable Drops.

A.    Standards.

      1. Personnel. Only employees of the Franchisee or qualified independent contractors under the direct supervision and control of the Franchisee shall be used to Install cable and connect Subscriber facilities on a Subscriber's property. All such personnel shall be bonded and shall be covered by liability and property damage insurance in the amounts specified in Section 4-8 of this Ordinance.

      2. Compliance with Applicable Law. Cable Drops shall be installed in compliance with the National Electric Code, as the same may be amended from time to time, and in compliance with all other applicable law.

      3. Notice to Subscriber. Except in cases requiring emergency repair, or related to a specific Service problem, or installation of regular subscription Services at the Subscribers residence or business, the Franchisee shall give each Subscriber at least three days advance notice before attempting to perform any construction, reconstruction, or installation within the Subscriber's residence or business. Such notice shall be by door hanger or by mall.

6-4: Construction On and In Public Ways. Unless expressly provided otherwise in this Franchise, the Franchisee shall at all times comply with any and all rules and regulations enacted or to be enacted by the Village with reference to construction activity in Public Ways. All poles, wires, conduits, cables, equipment, pipes, appurtenances, structures, and other facilities of the Cable System shall be installed and located in compliance with all applicable Village ordinances and the applicable provisions of this Franchise so as to cause minimum interference with the rights and reasonable convenience of the general public, all as determined by the Village in reasonable discretion. All such facilities shall at all times be kept and maintained in a safe condition and in good order and repair. The Franchisee shall at all times employ reasonable care and shall install, maintain, and use commonly accepted methods and devices for preventing failures and accidents that are likely to cause damage, injuries, or nuisances to the general public. Suitable barricades, flags, lights, flares, or other devices shall be used at such times and places as are required by applicable ordinances and at such additional times and places as are required for the safety of all members of the general public, as determined by the Village in its sole and absolute discretion. Any such facilities placed in any Public Way by the Franchisee shall be placed and maintained in such a manner as not to interfere with the usual travel or other existing or projected uses of such Public Way.

6-5: Damage to Public or Private Property. The Franchisee shall arrange its lines, cables, and other appurtenances on Public Ways, Public Property and private property in such a manner prevent failures and accidents which are likely to cause damage or injury to the Public Ways, Public Property, or Private Property by any person. In the event of such damage, any public right-of-way, public property or private property that is disturbed or damaged shall be promptly repaired by Franchisee, at its sole expense.

6-6:  Excavation Work and Time Periods.

A. Excavation Restricted. No excavation on or in any Public Way, Public Property, or private property in the Village permitted hereunder in connection with the installation of any Cable System facilities shall be made more than 24 hours immediately before installation of such facilities.

B. Prior Notification. The Franchisee shall notify the Village Administrator at least 72 hours before any excavation on or in any Public Way, Public Property, or private property so that the Village Administrator will have the opportunity to inspect such excavation work.

C. Excavations in Lawns and Parkways. All excavations in lawns or grassy parkways shall be promptly backfilled, tamped, and restored with sod in accordance with the applicable provisions of this Ordinance.

6-7: Location of Cables. The principles set forth in Subsections A through D of this Section, in that order of priority, shall govern the location of the Franchisee's cables, wires, and other appurtenance.

A. All of Franchisee's facilities except Cable Drops shall be located within existing public easements only, except only as provided in, and subject to the limitations established in, Section 6-8 of this Franchise.

B. Wherever existing utility poles can physically accommodate, with or without modification, the Franchisee's cables, wires, or other appurtenances, or whenever existing utility conduits, ducts, vaults, or other existing utility facilities can physically accommodate the Franchisee's cables, wires, or other appurtenances, the Franchisee shall utilize such existing utility facilities and shall not construct or install any new, different, or additional facilities.

C. For new installations, if either or both of the existing electric or telephone utility facilities are above ground at a particular location, then the Franchisee may install its facilities above ground.

D. For new installations, if both the electric and telephone utilities are underground at a particular location, then the Franchisee shall install its facilities underground.

6-8: Franchisee Use of Public Ways Not Exclusive. The right of the Franchisee to use and occupy the Public Ways pursuant to this Franchise shall not be exclusive. The Village reserves the right to grant the right to use of such Public Ways to any Person in accordance with the terms and conditions of
Section 3-6.

6-9: Establishment of Easements and Dedications. The Franchisee shall have the use of any easement or right-of-way dedicated for use by the Village, general public or use compatible with the cable system operation, and this Franchise shall be construed to authorize the construction of a cable system over such public ways and through easements in accordance with Section 621(a)(2) of the Cable Act, and to grant access to such easements and public way whether or not such easements, and public way, whether or not such easements and public ways, specifically contemplate or designate "Cable TV". The Village shall also include this grant in future easements, licenses and public ways as they are created

6-10: Reservations of Public Way Rights. The following reservations in the use of the Public Ways shall be complied with by the Franchisee notwithstanding the grant to use Public Ways pursuant to this Franchise:

A. Sewers, Public Ways, Water Mains, and Public Works. Nothing in this Franchise shall be construed to prevent the Village from constructing sewers in, or from grading, paving, repairing, or altering any Public Way, or laying down, repairing, or removing water mains or constructing or establishing any other public work. All such work shall be done, insofar as practicable in such manner as not to obstruct, injure, or prevent the free use and operation of the poles, wires, conduits, cables, equipment, pipes, appurtenances, or other facilities of the Franchisee. If any such property of the Franchisee shall interfere with the construction or repair of any Public Way or public improvement, whether it is the construction, repair, or removal of a sewer or water main or the construction, repair, or removal of a Public Way or any other public improvement, the Village shall give the Franchisee 30 days written notice, and such poles, wires, conduits, equipment, pipes, appurtenances, or other facilities of the Franchisee shall be relocated, removed, or replaced by the Franchisee in such a manner as shall be reasonably directed by the Village so that the same shall not interfere with the public work of the Village. Franchisee shall be reimbursed for such relocation, removal or replacement to the extent any utilities are reimbursed.

B. Creation or Dedication of Public Way. No Public Way shall be used by the Franchisee if the Village, in its sole and absolute discretion, determines that such use is inconsistent with the terms, conditions, or provisions by which such Public Way was created or dedicated, or is then being used.

C. Improvements or Changes on Public Way. If the Village shall make improvements or changes on all or any part of any Public Way, over, under, or along which any part of the Cable System has been installed, then and in every case the Franchisee shall, at its sole expense after 45 days written notice from the Village, alter, change, vacate, or remove from the Public Way any part of the Cable System necessary to conform with said Village improvements or changes. Franchise shall be reimbursed for such work to the extent any utilities are reimbursed.

D. Construction and Use. All construction upon, over, or under or other use of Public Ways by the Franchisee shall comply with all applicable ordinances of the Village.

6-11: Public Way Vacation or Abandonment. If any Public Way or portion thereof used by the Franchisee shall be vacated by the Village, or the use thereof discontinued by the Village or the Franchisee, during the term of this Franchise, then the Franchisee shall forthwith at its sole cost and expense remove its facilities therefrom unless specifically permitted to continue to use the same and, on the removal thereof, and restore, repair or reconstruct the Public Way area where such removal has occurred to its original condition as required by the Village. In the event of any failure, neglect, or refusal by the Franchisee, after 30 days written notice from the Village to repair, improve, or maintain such Public Way, the Village may, but shall be under no obligation to, conduct such work, or cause it to be conducted, at cost and shall be reimbursed by the Franchisee.

6-12: Movement or Removal. If it is necessary to move or remove temporarily any of the Franchisee's poles, wires, conduits, cables, equipment, pipes, appurtenances, or other facilities to move a large object, vehicle, building, or other structure over the Public Ways of the Village, the Franchisee shall, upon 45 days written notice, move or remove such poles, wires, conduits, cables, equipment, pipes, appurtenances, or other facilities. If requested by the Village or other public body, such movement or removal shall be at the Franchisee's sole cost and expense. Franchise shall be reimbursed for this work to the extent any utility is reimbursed. If requested by a private Person, such movement or removal shall be at said Person's sole cost and expense. Any service interruption limitations of this Franchise shall not apply if such movement or removal of the Franchisee's facilities results in reasonably temporary service interruptions.

6-13: Village Right of Inspection. The Village shall have the right to inspect and approve all construction. All construction shall comply with all Village, State of Illinois, and federal laws, ordinances, rules, and regulations, including specifically, but without limitation, State and national electrical codes.

6-14: Trimming Trees. Franchisee shall have the prior right to cut or trim any tree, shrub, or other vegetation in or on any Public Way except that the Village shall have the right to review any proposed tree trimming in the public way, prior to the Franchisee performing such work. The Village does not have, however, the authority under this provision to prevent the Franchisee from conducting such tree trimming not in accordance with the Village review. This provision does not supersede any rights the Village may have in this regard pursuant to its police powers. The Franchisee may cut or trim trees, shrubs, or other vegetation on private property as necessary with the express prior written consent and permission of the owner of the property on which any such tree, shrub, or vegetation is located. All such trimming shall be in accordance with standard horticultural practices, and no trimming shall occur until the wires, cables, or other fixtures have first been attached to the poles in order to ensure trimming to the minimum extent necessary. All trimming debris shall be removed from the work area on a reasonable basis.

6-15: Restoration.

A. Franchisee Obligation. If the Franchisee destroys, damages, or disturbs any Public Way, Public Property, or private property in the Village, or any improvement on any of them, then the Franchisee shall, at its sole cost and expense and in a manner approved in advance by the Village or the affected property owner, as the case may be, promptly repair, replace, and restore such Public Way, Public Property, private property, or improvement in as good a condition as existed before the destruction, damage, or disturbance took place. If it becomes practically impossible to repair, replace, or restore any such Public Way, Public Property, private property, or improvement, then the Franchisee shall cause the Village or the owner of the property, as the case may be, to be justly compensated.

B. Continuing Responsibility. If the destruction, damage, or disturbance of any Public Way, Public Property, private property, or improvement located thereon is not immediately discovered; or if any subsequent restoration effort does not comply with the standards set forth in this Ordinance, the Franchisee shall have a continuing responsibility to perform or re-perform all necessary restoration work.

C. Failure, Neglect, or Refusal to Repair. If, after 30 days written notice from the Village, the Franchisee fails, neglects, or refuses to repair any destroyed, damaged, or disturbed Public Way, Public Property, private property, or any improvement located thereon, then the Village may, but shall be under no obligation to, do such work, or cause it to be done, at cost, and shall be paid by the Franchisee in the time and manner as directed by the Village. The Village may recover the costs of any such Village work by court action, or otherwise.

6-16: Time for Notice. In the event of an emergency involving life or property, as determined by the Village in its reasonable the Village may reduce or eliminate the notice requirements set forth in Part VI of this Franchise, and otherwise take all necessary action to protect the public health, safety and welfare.

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

6-17: Pedestals and Vaults. For all installations or reinstallations Franchisee shall cause all pedestals and vaults to be maintained in a vertical position with no material leaning or listing. Franchisee shall use best efforts to ensure that all existing pedestals and vaults in the Village are also maintained in a vertical position, with no material leaning or listing.

                      PART VII: OPERATION AND MAINTENANCE

7-1:  Ownership Restrictions; Books and Records.

A.    Ownership Restrictions Governed by Cable Act. To the extent applicable,
      Section 533 of the Cable Act, and any FCC regulations promulgated thereunder, shall govern and restrict ownership of this Franchise.

B. Ownership Records. The Franchisee shall (1) within 30 days after the Effective Date, and (2) within 30 days after the change of ownership of 5 percent or more of any class or series of the outstanding voting stock or equivalent ownership interest of the Franchisee, furnish the Village with a list, showing the names and addresses of Persons owning 5 percent or more of any class or series of the outstanding voting stock or equivalent ownership interest of the Franchisee, together with a roster of the Franchisee's officers and directors (or equivalent managerial personnel) and their addresses.

C. Financial Records. The Franchisee shall maintain books and records of its operations within and related to the Village and the Cable System in sufficient detail to show Gross Revenue, by service category, consistent with generally accepted accounting principles. The Franchisee shall, annually within 90 days after the close of the Franchisee's fiscal year, prepare in accordance with generally accepted accounting principles, and submit to the Village, a statement of Gross Revenues covering the Franchisee's operations in and relating to the Village and the Cable System. Said books and records shall be retained during the entire term of this Franchise.

D. Operating Records. The Franchisee shall maintain reasonable records pertaining to the operation of the Cable System, Cable System performance, Cable System complaints, Cable System testing, Cable System use, Cable System programming, and any other records specifically required to be maintained by this Ordinance. Unless otherwise required by this Franchise, all such records shall be retained during the entire term of this Franchise. Upon a request for confidentiality by the Franchisee, Franchise information obtained by the Village pursuant to this shall be made available only to persons needing access to the materials in order to perform their responsibilities on behalf of or for the Village, and as to all other persons, shall to the extent permitted by laws, be treated as confidential. Franchisee also maintain the right to require that the Village execute a confidentiality and/or non-appropriation agreement prior to gaining access to any materials under this Franchise.

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

E. Village Access to Records. The Village shall have the right to inspect and audit any or all of such books and records at any time during normal business hours upon reasonable request. Upon a request for confidentiality by the Franchisee, Franchise information obtained by the Village pursuant to this shall be made available only to persons needing access to the materials in order to perform their responsibilities on behalf of or for the Village, and, as to all other persons, shall to the extent permitted by law, be treated as confidential. Franchisee also maintain the right to require that the Village execute a confidentiality and/or non-appropriation agreement prior to gaining access to any material under this Franchise.

F. Franchisee Forms, Policies, Rules, and Similar Documents. Copies of the Franchisee's (1) schedule of charges, (2) application forms for Subscriber services, (3) policies regarding the processing of Subscriber complaints,
     (4) delinquent Subscriber disconnect and reconnect procedures, (5) Cable System rules and regulations, and (6) all other terms and conditions adopted as the Franchisee's policy in connection with its Subscribers, shall be filed with the Village and shall be made available for inspection by the public at the Franchisee's local office during normal business hours.

7-2: Reports and Documents. The Franchisee shall submit to the Village a copy of the annual performance tests report required by the FCC within 5 days after such report is submitted to the FCC. Upon request, the Franchisee shall also submit to the Village copies of all other correspondence, petitions, reports, applications, and other documents filed by the Franchisee with the FCC, the Securities and Exchange Commission, or any other federal or state regulatory commission or agency having jurisdiction with respect to matters affecting the Cable System, or received by the Franchisee from any such commission or agency, within 5 days after any such request.

7-3: Annual Reports. On each annual anniversary of the Effective Date during the term of this Franchise, the Franchisee shall file with the Village, at the Franchisee's sole cost and expense, (A) financial statements certified by the Franchisee, consisting of a balance sheet, income statement, and statement of any changes in the financial position of the Franchisee as of the end of each calendar year; and (B) a current copy of the Franchisee's Subscriber service contract if any, and, (C) the Franchisee's complaint procedures.

7-4: Audits. The Village shall have the right to arrange for and conduct an audit of the Franchisee, and shall have the right to copy the books and records of the Franchisee; provided, however, that the Village shall not conduct more than one such audit during each calendar year. The Village shall give the Franchisee 10 days written notice of the Village's audit request, the description and purpose of the audit, and a description, to the best of the Village's ability, of the books, records, and documents that the Village desires to review. In the event that said audit discloses an underpayment in the Franchise Fee by an amount in excess of 10 percent of the applicable Franchise Fee, then the Franchisee shall pay the full cost of such audit.

7-6: Subscriber Practices.

A. Initial Installation. The Franchisee shall fill all requests for standard installation of Cable System Service within seven (7) days after the date of any such request. The Franchisee shall keep a record of all such requests at all times during the term of this Franchise.

B. Disconnection and Reconnection. Unless the Subscriber agrees otherwise, said disconnection shall be made as soon as practicable, and in no case later than 30 days after the Subscribers written request to the Franchisee. If a Subscriber fails to pay the properly due monthly subscription fee, or any other property due fee or charge, then the Franchisee may disconnect the Subscribers Service, provided that such disconnection shall not take place until 20 days after delivery to such Subscriber of a written notice of the intent to disconnect. Such notice shall not be sent until at least 30 days after the due date of the delinquent fees or charges. The Franchisee shall not disconnect service to a Subscriber so long as the Subscriber pays all amounts due before the later to occur of either of the foregoing dates. After disconnection, upon payment in full of the delinquent fee or charge and the payment of a reconnection charge, if any, the Franchisee shall promptly reinstate and reconnect the Subscribers Service. The Franchise maintains the right not to reconnect in the event of subscriber fraud or deceit.

C. Refunds. Refunds to Subscribers shall be made or determined in the following manner

     1. If the Franchisee fails, upon request of a Subscriber, to provide any Cable Service then being offered, then the Franchisee shall promptly refund all deposits or advance charges paid for such Cable Service by said Subscriber. This provision does not alter the Franchisee's responsibility to Subscribers under any separate contractual agreement or relieve the Franchisee of any other liability or obligation.

     2. If a Subscriber terminates any Cable Service prior to the end of a prepaid period, then the Franchisee shall refund to the Subscriber a proportionate portion of any prepaid Subscriber Cable Service Fee, using the number of days, based on a 365-day year, as a basis. The Franchisee shall make such refund within 30 days after disconnection of the terminated Cable Service.

D. Advance Payments. Except as expressly otherwise approved by the Village, no Cable Service shall be offered that requires payment more than one month in advance; provided, however, that the Franchisee may offer longer advance payment programs as an option in connection with any Cable Service.

7-7:  Service and Subscriber Contracts and Information.

A. Provision of Information to Subscribers. The Franchisee shall, prior to or at the time of installation of any Cable Service, provide the Subscriber, at a minimum, with, (1) a description of all Services offered, (2) instructions on the use of the Cable System, (3) billing and collection practices, and (4) Subscriber complaint and service procedures.

B.    Statement. All Subscriber contracts shall contain the following statement:
      "The Franchisee shall not, as to rates, charges, service facilities, rules, regulations, or in any other respect, make or grant any preference or advantage to any Person, nor subject any Person to any prejudice, disadvantage, or discrimination. The Franchisee is not prohibited, however, from establishing special contracts for nonprofit organizations, employees of the Franchisee residing in the Village, or discounts available to all persons for promotional campaigns"

C. Franchisee Authority. The Franchisee shall have the authority to promulgate such rules, regulations, terms, and conditions governing the conduct of its business as shall be reasonably necessary to enable the Franchisee to exercise its rights and to perform its obligations under this Franchise and to ensure uninterrupted Service to each and all of its Subscribers; provided, however, that no such rules, regulations, terms, or conditions shall be in conflict with the any of the terms, conditions, or provisions of this Franchise, or with any ordinances of the Village or the laws of the State of Illinois or the United States.

D. Items to be Provided. If a Subscriber contract is utilized, then all items required to be provided pursuant to this Section shall be provided to each new Subscriber at the time a contract is entered into or at the time any Service begins, whichever is earlier. All items required to be provided pursuant to this Section shall be provided to all existing Subscribers not less than once each year.

7-8:  Complaints and Service Calls.

A. Notice of Procedures. The Franchisee shall furnish each Subscriber, at the time Cable Service is installed, written instructions that clearly set forth procedures for registering a complaint, placing a service call, requesting a billing adjustment, or otherwise obtaining information or assistance from the Franchisee. Said instructions shall include the telephone number described in Subsection B of this Section.

B. Telephone Number. The Franchisee shall have a publicly listed, toll free telephone number, operated to efficiently receive Subscriber complaints and requests for repairs or Service, 24 hours-a-day, 7 days-a-week. Said telephone extension shall be manually operated during all regular business hours to personally answer all incoming calls in accordance with federal requirements. At all other times the extension shall be operated by an answering service or answering machine designed to answer all incoming calls in accordance with federal requirements. The telephone number shall be made available no later than the Effective Date.

C. Service Interruption. The Franchisee shall prevent Service interruptions, render efficient Service, and make repairs promptly. The Franchisee shall not interrupt Cable Service after 7:00 a.m. and before 1:00 a.m., except for good cause and for the shortest time possible and, except in emergency situations, only after cablecasting notice of such Service interruption at least 24 hours in advance of the interruption if practicable. Service may be interrupted between 1:00 a.m. and 7:00 a.m. for routine testing, maintenance, and repair on any day except Saturdays, Sundays, and legal holidays, but only after notice of such interruption shall be cablecast at least 24 hours in advance of the interruption. The Franchise shall maintain a written log for all planned and unplanned Service interruptions.

D. Franchisee Response; Rebates Required. The Franchisee shall maintain a repair force of technicians that shall respond to Subscriber complaints or requests for Service within 24 hours after receipt of the complaint or the request. All repairs necessary to correct a malfunction of the System shall be made as soon as possible, the Franchisee shall give a rebate to any affected Subscriber equal to a pro rata share of the Subscriber's monthly bill for each day or fraction thereof in excess of the repair time limit during which the malfunction goes uncorrected.

E. Bill Payment Locations. Bill payment locations will be open at least during normal business hours, and at least four (4) hours during the week shall be during the evening or Saturday. Franchisee will make reasonable efforts to assure that bill payment locations will be conveniently located.

F. Identification. During construction or repair, all employees, contractors, and subcontractors of the Franchisee shall carry a photo identification card at all times.

G. Service Records. The Franchisee shall keep a record of all written complaints and service calls received. Said record shall include copies of all written complaints and service calls and complete reports concerning all written complaints and service calls showing when said call was received, the time of disposition, the service technician employed, and the nature of the problem. The Franchisee shall also maintain a record of the nature, time, duration, and probable cause of all Cable System failures reported to or discovered by the Franchisee. Said records, which may be combined by the Franchisee, shall be available for public inspection at the Franchisee's local office during normal business hours. A summary of said records shall be prepared by the Franchisee and submitted to the Village on request. All records required to be maintained under this subsection shall be maintained for a period of at least three years.

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

7-9:  Safety.

A. Standard of Care. The Franchisee shall at all times utilize the standard of care attendant to the risks involved and shall install and maintain in use commonly accepted methods and devices for preventing failures and accidents that are likely to cause damage, injury, or nuisance to the public or to employees of the Franchisee.

B. Equipment Installation and Maintenance. All Cable System installations shall be made so as not to impair the fire integrity of any building or structure. The Franchisee shall install and maintain its wires, cables, fixtures, and other equipment in accordance with the requirements of all applicable codes, and in such manner that they will not interfere with any installations of the Village or any public utility. All lines, equipment, and connections in, over, under, and upon the Public Ways, Public Property, and private property within the Village, wherever situated or located, shall at all times be kept and maintained in a safe and suitable condition and in good order and repair.

7-10: Motor Vehicle Operation. All operators of vehicles under the Franchisee's control shall have, at the time of their employment, and throughout the term of their employment, a valid drivers license issued by the State of Illinois.

7-11: Tests and Performance Monitoring. All Cable System testing procedures shall be in accordance with the most recent edition of "Standards of Good Engineering Practices for Measurements on Cable Television System," published by the National Cable Television Association, or such other generally accepted industry procedures. Properly calibrated, state-of-the-art equipment shall be used in all testing.


             PART VIII: RIGHTS OF INDIVIDUALS PROTECTED

8-1: Employment Requirement; No Discrimination.

A. Equal Employment Opportunity; Discrimination Governed by Cable Act. To the extent applicable, Section 554 of the Cable Act, and the federal regulations promulgated thereunder, shall govern the employment practices of the Franchisee.

B. Equal Employment Opportunity; Discrimination Where Cable Act Not Applicable. To the extent Section 554 of the Cable Act is repealed, modified, or otherwise not applicable, the Franchisee shall conform to applicable federal, State of Illinois, and Village laws, ordinances, resolutions, rules, and regulations.

8-2: No Discrimination. The Franchisee shall not deny any Service, deny access, or otherwise discriminate against Subscribers or other Persons on the basis of age, sex, race, color, creed, national origin, or on any other basis prohibited by law. The Franchisee shall comply at all times with all applicable federal, State of Illinois, and Village laws, and all executive and administrative regulations, rules, and orders, and any provisions of this Franchise, relating to nondiscrimination. The Franchisee shall not deny any Service or access to any individual or group of potential residential Subscribers on the basis of income.

8-3: Subscriber Privacy. The Franchisee shall comply at all times with all applicable federal rules, and orders, and any provisions of this Franchise relating to the protection of privacy of any Subscriber.

8-4: Permission of Property Owner Required. To the extent that the Cable Act, the Illinois Municipal Code, or this Franchise allow the Franchisee to place its equipment within easements where utility equipment exists without the permission of this applicable property owner then the Franchisee may place its equipment in such easements without such permission provided that such placement is in accordance with the provisions of this Franchise. If the Franchisee desires to place its equipment in a location on private property where no utility equipment exists, then the Franchisee shall secure a written authorization from the applicable property owner, its authorized agent, or a duly elected or appointed representative of the property involved.

                          PART IX: GENERAL PROVISIONS

9-1:  Work Performed by Others.

A. Written Notice. Upon request the Franchisee shall give written notice to the Village specifying the name and address of any Person other than the Franchisee who perform any obligations of the Franchisee pursuant to this Franchise; provided, however, that all provisions of this Franchise shall remain the responsibility of the Franchisee.

B. Additional Workers. All provisions of this Franchise shall apply to any contractor, subcontractor, or other Person performing any work or other activity required pursuant to this Franchise.

9-2:  Release.

A. No Extraneous Inducements. The Franchisee acknowledges that it has not been induced to accept this Franchise by any promise, verbal or written, by or on behalf of the Village or by any third Person regarding any term or condition of this Franchise not otherwise expressed herein. The Franchisee shall further be deemed to warrant that no promise or inducement, oral or written, has been made to any Village employee or official regarding receipt of this Franchise, other than as contained in this Franchise.

B. Statute of Limitations. Any claim or legal action arising from or in connections with any failures in the operation or the performance or non-performance of any obligation under this Agreement including payment of any amounts due must be brought within two (2) years after the case of action accrues.

9-3: Compliance With Law. The Franchisee shall, at all times during the term of this Franchise, comply with all applicable federal, State of Illinois and local laws, rules, and regulations, regardless of whether such law, rule, or regulation is expressly referenced in this Franchise.

9-4: Subsequent Action by Federal, State, or Local Authorities.

A. Subsequent Law, Agreement, or Regulation. If any subsequent law, ordinance, regulation, controlling judicial review, or decision shall require or permit the Franchisee to perform any act or shall prohibit the Franchisee from performing any act such that the Franchisee may not be in compliance with the terms and conditions of this Franchise, then, as soon as possible after knowledge thereof, the Franchisee shall so notify the Village. If the Village determines, in agreement with the Franchisee that a material provision of this Franchise is affected by such changed or new law, ordinance, or regulation, then the Village and the Franchisee shall enter into good faith negotiations to modify this Franchise to conform with such changed requirements.

B. Change in Federal or State Laws or Regulations. If any federal or State of Illinois law or regulation, including without limitation the Cable Act, is, at any time after the Effective Date, changed, modified, interpreted in a final and nonreviewable decision by a court of competent jurisdiction or appropriate administrative agency, amended, repealed, or invalidated so as to allow for greater regulation by the Village of the Franchisee or a Cable Communication System, or so as to permit greater benefits to the Village, the Franchisee and the Village shall enter into good faith negotiations to modify this Franchise.

9-5: Nonenforcement by Village. The Franchisee shall not be excused from complying with any of the terms and conditions of this Franchise by any failure of the Village, on any one or more occasions, to insist on the Franchisee's performance of, or to seek the Franchisee's compliance with, any one or more of said terms or conditions except as may be permitted by federal law.

9-6: Village Right to Delegate Authority and Functions. The Village shall have the right to delegate any or all of its authority or rights under this Franchise to any Person, department, board, commission, or agency within or outside the Village or to designate any Person, department, board, commission, or agency within or outside the Village to act on its behalf under this Franchise; provided, however, that no such delegation or designation shall be effective to bind the Village, or for any other purpose, unless evidenced by an ordinance or resolution duly adopted by the President and Board of

     Trustees of the Village and provided further that no such delegation or designation shall be effective to authorize any authority or action beyond those expressed in said ordinance or resolution. When and to the extent so delegated or designated, said Person, department, board, commission, or agency shall be deemed to be an Authorized Agent of the Village or its Board of Trustees as this term is used in this Franchise.

9-7: Unauthorized Reception and Reselling Prohibited.

A. Unauthorized Reception and Reselling Where Cable Act Applicable. To the extent applicable, the Cable Act shall govern the prohibitions against and penalties for unauthorized reception and reselling of Cable Service.

B. Unauthorized Reception and Reselling Where Cable Act Not Applicable. To the extent the Cable Act is modified, repealed, or otherwise do not apply, the following standards shall govern the unauthorized receipt or reselling of Cable Service:

     1. Unauthorized Connection. No Person shall make any unauthorized connection, whether physically, electrically, acoustically, inductively, or otherwise, with any part of the Cable System existing in the Village for the purpose of enabling said Person or others to use or receive television signals, radio signals, pictures, programs, sounds, or any other information or intelligence transmitted over the Cable System without payment to the Franchisee.

     2. Tampering, Removal, or Injury. Except as otherwise provided in this Franchise, no Person shall, without the consent of the Franchisee, willfully tamper with, remove, or injure any cable, wires, or other equipment used for the distribution of television signals, radio signals, pictures, programs, sounds, or any other information or intelligence transmitted over the Cable System.

     3. Unauthorized Use or Receipt. The existence of any connection, wire, conduct or, or other device whatsoever that enables any Person to use or receive the cable television service without such use or receipt being specifically authorized by, or compensation paid to, the Franchisee may be considered as evidence of intent to violate this Section.

     4. Reselling. No Person in the Cable Service Area receiving any Cable Service, program, or signal transmitted over the Cable System shall resell such Cable Service, program, or signal without the express written consent of the Franchisee and the Village.

9-8: Time Essence of Agreement. Except as provided in Section 9-10 of this Franchise, whenever this Franchise sets forth any time for any act to be performed by the Village or the Franchisee, said time shall be deemed to be of the essence.

9-9: Force Majeure. Whenever a period of time is provided for in this Franchise for either the Village or the Franchisee to do or perform any act or obligation, neither party shall be liable for any delays or inability to perform due to causes beyond the control of said party such as war, insurrection, rebellion, strike, lockout, unavoidable casualty or damage to personnel, materials or equipment, fire, flood, storm, earthquake, tornado, or any act of God; provided, however, that said time period shall be extended for only the actual amount of time said party is so delayed.

9-10: Severability. If any section, subsection, sentence, clause, phrase, or other portion or provision of this Franchise, or its application to any Person, is for any reason declared invalid, in whole or in part, by any court, agency, commission, legislative body, or other authority of competent jurisdiction, said decision shall not affect the validity of the remaining portions hereof.

9-11: Most Favored Nations Clause. Franchisee will make available in the Village any additional cable television channel capacity which Franchisee or its affiliates are required to provide to the Villages of Mundelein or Libertyville as part of a renewal franchise with either community for so long as the Franchisee or its affiliate remains the franchised cable television operator in the Village of Vernon Hills and in said Villages. If an additional Franchisee activates a Cable Communications System or Cable System in the Village of Vernon Hills, then the requirements of this section shall terminate completely.

9-12: Franchisee Acknowledgement The Franchisee acknowledges that: (A) it has carefully read the terms, conditions, and provisions of this Franchise; (B) it unequivacally accepts the obligations imposed by said terms, conditions, and provisions; (C) it agrees to accept unequivocally the validity of said terms, conditions, and provisions; (D) it unequivocally agrees to abide by said terms, conditions, and provisions.

Section 4. Effective Date.

A. This Franchise shall be in full force and effect only on, and not before, the Passage and approval, of Vernon Hills Ordinance No.96-58

B. This Franchise granted pursuant to Vernon Hills Ordinance No. shall be of no force or effect and shall be rendered null and void in the event that the Franchise does not file with the Village Clerk (1) the Franchise Acceptance Agreement required pursuant to Section 3-2 of this Franchise, and the certificates of insurance required pursuant to Paragraph 4-8 C(l) of this Franchise, within 60 days after the date of final passage of this Ordinance by the Village Board of Trustees.

Passed this 17 day of September 1996

AYES:  4-Cashman, Emery, Hebda, Koch

NAYS:  O-None

ABSENT:  2-Henley, Hook

APPROVED this 17  day of September 1996


                                          /s/[SIGNATURE ILLEGIBLE]
                                          -----------------------------
                                          Village President



ATTEST:


/s/[SIGNATURE ILLEGIBLE]
------------------------------
Village Clerk

                                   EXHIBIT A
                         VILLAGE OF VERNON HILLS
                      CABLE FRANCHISE ACCEPTANCE AGREEMENT


          Pursuant to Section 3-2 of the Village of Vernon Hills Ordinance dated, Sept. 17, 1996 the undersigned hereby acknowledge that they have read and understand all of the provisions of this Franchise, do hereby acknowledge the validity of each of the conditions and provisions of this Franchise and do hereby unconditionally consent to and agree to accept and be bound by all of the terms, conditions, and limitations of this Franchise.




Accepted this 18th day of November 1996



                               CABLE TV FUND 15-A, LTD.
                               (d/b/a Jones Intercable, Inc.)
                         By:   Its General Partner
                               Jones Intercable


                         By: /s/ Michael Lovett
                            --------------------------------------
                         Name:   Michael Lovett
                         Title: Vice President/Operations



ATTEST:
By:  /s/ Nancy L. Mann
     -------------------------
Name:  Nancy L. Mann
     -------------------------
Its:  Assistant Secretary
     -------------------------

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